Exhibit 15.2

10&11&29F, Chow Tai Fook Finance Centre, No.6 Zhujiang East Road, Tianhe
District, Guangzhou, Guangdong, China

Date: October 29, 2025

To:	Maase Inc.

12F, Block B, Longhu Xicheng Tianjie No. 399 Huazhaobi Xishun Street, Jinniu District, Chengdu Sichuan Province, People’s Republic of China

Dear Sirs/Madams,

We hereby consent to the reference to our firm under the headings “Item 3.Key Information-D. Risk Factors- Risks Related to Our Business and Industry”, “Item 3.Key Information-D. Risk Factors-Risks Related to Our Corporate Structure”, “Item 3.Key Information -D. Risk Factors -Risks Related to Doing Business in China”, “Item 4.Information on our Group-B. Business Overview-Regulation -PRC Regulations Relating to Mergers and Acquisitions”, “Item 4.Information on our Group-C. Organizational Structure -Historical Contractual Arrangements” and “Item 10.Additional Information -E. Taxation” and elsewhere in Maase Inc.’s Annual Report on Form 20-F for the year ended June 30, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in October 2025. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933,or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ ETR Law Firm
ETR Law Firm